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                                                                     EXHIBIT 5.1

                        [IRELL & MANELLA LLP LETTERHEAD]



                                  May 10, 2000

Covad Communications Group, Inc.
2330 Central Expressway
Santa Clara, California  95050

     Re:  NEW 12% SENIOR NOTES DUE 2010
          COVERED BY REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We are counsel to Covad Communications Group, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance by the Company of $425 million in aggregate principal amount of its new 12% Senior Notes due 2010, Series B (registered) (the "New Notes") in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 12% Senior Notes due 2010, Series A (unregistered) (the "Old Notes"). The Old Notes are, and the New Notes will upon issuance be, covered by that certain indenture dated January 28, 2000 (the "Indenture") by and between the Company and The Bank of New York, as trustee (the "Trustee"). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, in the form filed with the Commission; (ii) the charter documents of the Company, as currently in effect; (iii) the Indenture; (iv) the form of the New Notes; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the issuance and exchange of the New Notes for the Old Notes and the filing of the Registration Statement. We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Company and others.


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Covad Communications Group, Inc.
May 10, 2000
Page 2


     Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and
(ii) the New Notes are duly executed, attested, issued and delivered by duly authorized officers of the Company, and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement, against surrender and cancellation of a like principal amount of Old Notes, the New Notes issued by the Company will be legally issued, and the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting creditors' rights generally and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

     We observe that the Indenture and the New Notes purport to be governed by the laws of the State of New York, and our opinion is accordingly limited to such laws.

     We have relied on the Form T-1 and the certificates delivered by the Trustee as to the qualifications, authority, legal power and eligibility of the Trustee to act as trustee under the Indenture and to perform in accordance with the terms of the Indenture its duties thereunder.

     This opinion is given in respect of the Indenture and the New Notes only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein. This opinion speaks only as of its date, and we affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to our attention after the date hereof.

     This opinion is intended to be filed as an exhibit to the Registration Statement for the benefit of the investors acquiring the New Notes to be issued pursuant thereto and may not be otherwise used or relied upon and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, we consent to the use of our name under the caption "Legal Matters" in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not


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Covad Communications Group, Inc.
May 10, 2000
Page 3


admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

                                Very truly yours,

                                IRELL & MANELLA LLP

                                /s/ Irell & Manella LLP

MSJ/JCK/KI